UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 25, 2007

RG AMERICA, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-80429	75-2823489
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

1507 Capital Avenue, Suite 101
Plano, TX 75074
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (972) 919-4774

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(a) Not applicable.
(b) Not applicable.

(c) On July 25, 2007, the Registrant’s Board of Directors appointed James A. Rea as Chief Executive Officer and acting Chief Financial Officer based on his company and management experience and in conjunction with the Registrant’s intention to restructure its debt facility with Laurus Master Fund, Ltd. and continue as a reporting public entity. Additionally, Mr. Rea will continue to be the President, a position he has held since March 2005 and Chief Operating Officer, a position he has held since December 2003 of the Registrant, as well as a Director, a position he has held since March 2004. Mr. Rea’s current employment agreement as Chief Operating Officer remains in effect and is anticipated to be revised in the future.

In accordance with Items 401 and 404 of Regulation S-B, the following information is provided:

James A. Rea has been our President since March 2005, our Chief Operating Officer since December 2003, and a director since March 2004. Mr. Rea also previously served as our President from December 2003 to June 2004. Prior to joining us, Mr. Rea was President and Chief Operating Officer of The Restoration Group, Inc. from June 2001 to December 2003. He was President of Tenax, Inc., a home building company, from February 1999 to June 2001. Mr. Rea attended Texas Tech University. Mr. Rea is the son of our Executive Chairman and Director, Mr. Edward P. Rea.

(d) On July 25, 2007, the Registrant’s Board of Directors elected James A. Rea as Chief Executive Officer and acting Chief Financial Officer based on his company and management experience and in conjunction with the Registrant’s intention to restructure its debt facility with Laurus Master Fund, Ltd. and continue as a reporting public entity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 25, 2007	RG AMERICA, INC.

	By:	/s/ James A. Rea
James A. Rea
Chief Operating Officer